United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 4, 2019

Date of Report (Date of earliest event reported)

Priority Technology Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37872	47-4257046
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2001 Westside Parkway Suite 155 Alpharetta, GA	30004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 935-5961

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Priority Technology Holdings, Inc. (the "Company") previously announced that it had received a written notice (the "Notice") from The Nasdaq Stock Market LLC ("Nasdaq") indicating that the Company was not in compliance with Listing Rules 5405(a)(3) and 5410(d) (the "Minimum Public Holders Rules"), which require the Company to have at least 400 round lot holders of its common stock and warrants, respectively, for listing on The Nasdaq Global Market. Furthermore, the Notice indicated that the Company's units were not in compliance with Listing Rule 5225(a)(1)(A) because the individual components of the units, one share of common stock and one warrant, did not comply with the Minimum Public Holders Rules. As previously announced, Nasdaq later concluded that the Company's common stock would remain listed on The Nasdaq Global Market and granted an extension to maintain the listing of the warrants and units through February 27, 2019 subject to the Company's ability to demonstrate that the warrants and the units complied with the Minimum Public Holders Rules by that date.

As of February 27, 2019, the Company was not able to demonstrate the minimum 400 round lot holders with respect to the warrants and, accordingly, the warrants and the units did not satisfy the Minimum Public Holders Rules. On March 4, 2019, the Company received a notice from Nasdaq that, as a result, Nasdaq had determined to delist the Company's warrants and units and suspend their trading from Nasdaq effective as of the open of business on March 6, 2019.

The listing of the Company's common stock, which is traded on The Nasdaq Global Market under the ticker symbol "PRTH," is not affected by the delisting of the Company's warrants or units.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2019

PRIORITY TECHNOLOGY HOLDINGS, INC.

	By:	/s/ Michael Vollkommer
Name: Michael Vollkommer
Title: Chief Financial Officer